Exhibit 99.1

CSX Corp. Announces Fourth Quarter and Full Year 2022 Results

JACKSONVILLE, Fla. – January 25, 2023 – CSX Corp. (NASDAQ: CSX) today announced fourth quarter 2022 operating income of $1.46 billion compared to $1.37 billion in fourth quarter 2021. Net earnings of $1.02 billion, or $0.49 per share, compared to $934 million, or $0.42 per share, in the same period last year.

For the full year 2022, CSX operating income of $6.0 billion was up 8% from the previous year and included $144 million in gains from property sales recognized from the 2021 agreement with the Commonwealth of Virginia. Full year 2021 operating income included $349 million in gains from this same transaction. Net earnings for the year of $4.17 billion, or $1.95 per share, compared to $3.78 billion, or $1.68 per share, in 2021.

“The ONE CSX team made great progress this quarter, delivering strong earnings as our network performance continued to gain momentum,” said Joe Hinrichs, president and chief executive officer. “With the right resources now coming into place, we can turn our full attention to the opportunities ahead in 2023 and beyond. Going into the new year, our entire company remains focused on providing exceptional customer service that will enable us to win share from trucks and drive profitable growth over the long term.”

Fourth Quarter Financial Highlights
•Revenue reached $3.73 billion, increasing 9% year-over-year, driven by higher fuel surcharge, pricing gains, and an increase in storage and other revenues. Severe winter weather in late December modestly reduced volumes and revenue for the quarter.
•Operating income of $1.46 billion increased 7% compared to the prior year, with an operating ratio of 60.9%.
•Diluted EPS of $0.49 increased 17% from $0.42 for the fourth quarter of 2021.

Full Year 2022 Financial Highlights
•Revenue reached $14.9 billion for the year, increasing 19% compared to the full year 2021.
•Operating income of $6.0 billion increased 8% year-over-year, including the effect of lower gains from the Virginia property sale. Operating ratio was 59.5% for the year.
•Diluted EPS of $1.95 increased 16% from $1.68 for the full year 2021.

CSX executives will conduct a conference call with the investment community this afternoon, January 25, at 4:30 p.m. Eastern Time. Investors, media and the public may listen to the conference call by dialing 1-888-510-2008. For callers outside the U.S., dial 1-646-960-0306. Participants should dial in 10 minutes prior to the call and enter in 3368220 as the passcode.

In conjunction with the call, a live webcast will be accessible and presentation materials will be posted on the company's website at http://investors.csx.com. Following the earnings call, a webcast replay of the presentation will be archived on the company website.

This earnings announcement, as well as additional detailed financial information, is contained in the CSX Quarterly Financial Report available through the company’s website at http://investors.csx.com and on Form 8-K with the Securities and Exchange Commission.

About CSX and its Disclosures

CSX, based in Jacksonville, Florida, is a premier transportation company. It provides rail, intermodal and rail-to-truck transload services and solutions to customers across a broad array of markets, including energy, industrial, construction, agricultural, and consumer products. For nearly 200 years, CSX has played a critical role in the nation's economic expansion and industrial development. Its network connects every major metropolitan area in the eastern United States, where nearly two-thirds of the nation's population resides. It also links more than 240 short-line railroads and more than 70 ocean, river and lake ports with major population centers and farming towns alike.

This announcement, as well as additional financial information, is available on the company's website at http://investors.csx.com. CSX also uses social media channels to communicate information about the company. Although social media channels are not intended to be the primary method of disclosure for material information, it is possible that certain information CSX posts on social media could be deemed to be material. Therefore, we encourage investors, the media, and others interested in the company to review the information we post on Twitter (http://twitter.com/CSX) and on Facebook (http://www.facebook.com/OfficialCSX). The social media channels used by CSX may be updated from time to time. More information about CSX Corporation and its subsidiaries is available at www.csx.com.

Non-GAAP Disclosure
CSX reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). CSX also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, CSX’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Forward-looking Statements
This information and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, margins, volumes, rates, cost-savings, expenses, taxes, liquidity, capital expenditures, dividends, share repurchases or other financial items, statements of management's plans, strategies and objectives for future operations, and management's expectations as to future performance and operations and the time by which objectives will be achieved, statements concerning proposed new services, and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “will,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” “preliminary” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company updates any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by any forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by any forward-looking statements include, among others: (i) the company's success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic, political or business conditions, including those affecting the transportation industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; (v) the outcome of claims and litigation involving or affecting the company; (vi) natural events such as severe weather conditions or pandemic health crises; and (vii) the inherent uncertainty associated with projecting economic and business conditions.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company's SEC reports, accessible on the SEC's website at www.sec.gov and the company's website at www.csx.com.

Contact:
Matthew Korn, CFA, Investor Relations
904-366-4515
Bryan Tucker, Corporate Communications
855-955-6397